Exhibit 99.2

Boulevard Acquisition Corp. Completes Acquisition of AgroFresh

Business from The Dow Chemical Company

— Combined Company, Renamed AgroFresh Solutions, Inc., is a Leading

Agricultural Solutions Provider and will trade on NASDAQ under AGFS and AGFSW —

New York, NY, August 3, 2015 — Boulevard Acquisition Corp. (NASDAQ: BLVD, BLVDU, BLVDW) announced that it completed the acquisition of AgroFresh, the post-harvest specialty chemical business of The Dow Chemical Company (NYSE: DOW), on Friday, July 31, 2015. The transaction was unanimously approved by the boards of directors of both companies and was approved by a vote of Boulevard’s shareholders on July 29, 2015. With the closing of this transaction, AgroFresh has become a wholly owned subsidiary of Boulevard Acquisition Corp., and Boulevard has been renamed AgroFresh Solutions, Inc. Its common stock and warrants will be traded on NASDAQ under the symbols “AGFS” and “AGFSW”, respectively, beginning on August 3, 2015.

AgroFresh Solutions is a global industry leader in providing innovative data-driven specialty chemical solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in 45 countries worldwide. AgroFresh is headquartered in Collegeville, Pennsylvania.

Thomas Macphee, Chief Executive Officer of AgroFresh Solutions, Inc., said, “We are excited to launch AgroFresh Solutions as a stand-alone, publicly listed global specialty chemicals business. We believe our company, the leading post-harvest specialty chemical business, is well positioned to generate strong risk-adjusted returns for our shareholders. We expect to continue to grow through strategic expansion of our core franchise, the development of a robust pipeline of high-value solutions that preserve the quality and value of fresh produce, and the pursuit of related, accretive acquisitions.”

Mr. Macphee leads an experienced AgroFresh management team with decades of experience in specialty chemicals and agricultural science. The team includes Stan Howell, President; Peter Vriends, Head of Europe, Middle East, Africa and Asia; Scott Harker, Head of North America, Australia and New Zealand; and Mark Zettler, Vice President, R&D and Regulatory Affairs.

AgroFresh Solutions’ Board of Directors is comprised of Nance K. Dicciani, who is expected to be named Non-Executive Chair, Thomas Macphee, Robert Campbell, Gregory M. Freiwald, Torsten Kraef, Derek Murphy, Stephen S. Trevor, and Macauley Whiting, Jr.

As per the terms of the transaction, Boulevard has purchased AgroFresh in exchange for 17.5 million shares of Boulevard Common Stock and $635 million in cash, for a total of $810 million (at a valuation of the Boulevard shares at $10 per share). Dow will retain a non-consolidated minority ownership position in AgroFresh Solutions, initially holding approximately 35% of the company’s shares, while the stockholders of Boulevard will initially hold approximately 55% and certain investors which have entered into separate subscription agreements with the Company to purchase shares of Boulevard Common Stock in connection with the closing of the transaction will own approximately 10% of the outstanding common stock of the post-transaction company.

About Boulevard Acquisition Corp.

Boulevard Acquisition Corp. was a public investment vehicle formed by Avenue Capital Group, a global alternative investment firm, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Boulevard completed its initial public offering in February 2014, raising $220.5 million in cash proceeds.

Forward-Looking Statements

This news release may include “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that AgroFresh Solutions expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions. These statements are based on certain assumptions and analyses made by Boulevard and AgroFresh Solutions in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, (i) the ability to generate strong risk-adjusted returns for AgroFresh Solutions’ stockholders, (ii) the ability of AgroFresh Solutions to grow through strategic expansion of its core franchise and develop a robust pipeline of high-value solutions, (iii) the performance of AgroFresh Solutions, (iv) costs related to the business combination, (v) changes in applicable laws or regulations, (v) the possibility that AgroFresh Solutions may be adversely affected by other economic, business, and/or competitive factors, and (vi) the ability of the combined company to continue to meet the NASDAQ Global Select Market’s listing standards, and the risks identified in Boulevard’s prior and future filings with the SEC (available at www.sec.gov), including the definitive proxy statement filed on July 16, 2015 with the SEC in connection with the transaction and Boulevard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014. These statements speak only as of the date they are made and both Boulevard and AgroFresh Solutions undertake no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this news release. Investors are cautioned that forward looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the businesses of AgroFresh, Boulevard and the combined company after completion of the business combination are based on current expectations that are subject to risks and uncertainties.

Contact:

For Boulevard Acquisition Corp.

Todd Fogarty

Kekst and Company

+1 (212) 521-4854

todd-fogarty@kekst.com

For AgroFresh Solutions, Inc.

Erica Bartsch

Sloane & Company

+1 (212) 446-1875

ebartsch@sloanepr.com

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